Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Names Craft Chairman of Board of Directors; Druten Elected to Replace Retiring Chairman Neafsey

TULSA, OKLAHOMA, January 7, 2019 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that Joseph W. Craft III, President and Chief Executive Officer of ARLP's general partner, has assumed the additional role of Chairman of the general partner's Board of Directors.  Mr. Craft replaces John P. Neafsey, who retired effective January 1, 2019 after serving as Board Chairman since 1999.

"Jack Neafsey has been a key member of the Alliance team since our initial public offering in 1999," said Mr. Craft.  "Jack’s leadership over the years has been invaluable to the growth and success enjoyed by ARLP and he has our deepest appreciation and gratitude for his many contributions.  With Jack stepping down, I look forward to assuming this additional role and working to assure Alliance's continued success."

Mr. Craft was instrumental in the acquisition of the Alliance coal business in 1996 by the Beacon Group from MAPCO Coal Inc., and has served as President and Chief Executive Officer of ARLP's general partner since its formation and led ARLP's IPO in 1999.  Mr. Craft also served as Chairman, President and CEO of the general partner of Alliance Holdings GP, L.P. ("AHGP") since its inception (AHGP was a publicly traded master limited partnership from 2006 until completion of ARLP's simplification transactions in 2018).  Mr. Craft has been an active supporter of the coal and energy industries throughout his career, and is a Board member and former Chairman of the National Coal Council, a Board Member of the National Mining Association, and a Director and past Chairman of American Coalition for Clean Coal Electricity.

Alliance also announced that, concurrent with Mr. Neafsey’s retirement, Robert J. Druten has been elected to the general partner’s board of directors and will serve as Chairman of its Conflict Committee and as a member of its Audit and Compensation Committees. Mr. Druten served as a director of AHGP's former general partner from January 2007 through December 2018.

"I am pleased that Bob Druten is continuing in an important role with the Alliance team," said Mr. Craft.  "Bob’s previous tenure as an AHGP director, in addition to his decades of business leadership, knowledge and experience will serve ARLP well as we pursue our goal of creating long-term value for unitholders."

Mr. Druten currently serves as Chairman of the Board of Directors of Kansas City Southern Industries, Inc.  He is also a Trustee and Chairman of the Board of Entertainment Properties Trust and a member of its Audit, Compensation, Finance and Governance Committees.  Mr. Druten

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previously served as Executive Vice President and Chief Financial Officer of Hallmark Cards, Inc. from September 1994 until his retirement in August 2006.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil and gas mineral interests located in strategic producing regions across the United States.

ARLP currently produces coal from eight mining complexes it operates in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil and gas producing regions in the United States, primarily the Anadarko, Permian, Williston and Appalachian basins.

ARLP also generates income from a variety of other sources, including investments in gas compression services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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